UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — October 1, 2014

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2014, pursuant to the Amended and Restated Acquisition and Agreement of Merger (the “Agreement”) dated as of August 11, 2014 with Placemark Holdings, Inc., a Delaware corporation (“Placemark”), the Selling Securityholders and Fortis Advisors, LLC, as Securityholder Representative, Envestnet completed the merger of its wholly owned subsidiary with and into Placemark (the “Merger”).  Following the merger, Placemark will continue as a wholly owned subsidiary of Envestnet.

Under the terms of the Agreement, Envestnet paid total merger consideration of $66 million in cash, subject to certain post-closing adjustments. Envestnet funded the merger consideration with available cash and borrowings under its revolving credit facility.  The foregoing summary of the Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which was filed as Exhibit 10.1 to Envestnet’s Quarterly Report on Form 10-Q for the period ending June 30, 2014, and is incorporated herein by reference.

Item 8.01. Other Events.

On October 1, 2014, Envestnet issued a press release announcing the completion of the Placemark merger referred to in Item 2.01 above. A copy of the press release is attached as Exhibit 99.4 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by 9.01(a)(4) of Form 8-K, the financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(b) Pro Forma Financial Information.

As permitted by 9.01(a)(4) of Form 8-K, the pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(d) Exhibits.

99.4                        Press release, dated October 1, 2014, regarding completion of the acquisition of Placemark.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter H. D’Arrigo
	Name:	Peter H. D’Arrigo
	Title:	Chief Financial Officer

Date: October 1, 2014

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